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                                                                    Exhibit 4.83

             AGREEMENT FOR PROCUREMENT AND INSTALLATION FOR OPTICAL
                  ACCESS NETWORK (OAN) PROJECT PACKAGE-III NO.
              K.TEL.372/HK.810/ITS-00/2006, DATED 30 NOVEMBER 2006

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Parties:                  1.   TELKOM; and

                          2. Huawei Consortium, Consisting of: (1) Huawei Technologies Co., Ltd.; (2) PT Huawei Tech Investment and (3) PT Andi Arta ("HUAWEI CONSORTIUM").

Scope of Agreement:       TELKOM has assigned and appointed HUAWEI CONSORTIUM to
                          execute OAN Project Package III.

Rights and Obligations:   HUAWEI CONSORTIUM

                          1.   HUAWEI CONSORTIUM shall ensure the good
                               performance of OAN until the expiry of warranty period;

                          2. HUAWEI CONSORTIUM shall ensure the service quality.

Assignment:               HUAWEI CONSORTIUM may not assign the right to any
                          party without the prior written consent of TELKOM.
                          TELKOM reserves the right to assign the agreement without prior approval of HUAWEI CONSORTIUM to and investor provided the investor gives HUAWEI CONSORTIUM satisfactory payment assurances in accordance to this agreement. TELKOM reserves the right to assign the agreement, with the prior approval of HUAWEI
                          CONSORTIUM to any of TELKOM's subsidiaries or related companies.

Termination:              TELKOM shall be entitled to unilaterally, without any
                          claim from HUAWEI CONSORTIUM, terminate a part or the entire agreement, if the following events occur:

                          1. If HUAWEI CONSORTIUM fails to materially execute the works or neglects to perform its obligation;

                          2.   If HUAWEI CONSORTIUM becomes subject to
                               bankruptcy, insolvency, liquidation or winding up proceedings;

                          3. If HUAWEI CONSORTIUM is in material breach of its obligation or repudiates this agreement.

Dispute Resolution:       1.   Both parties shall use their best efforts and
                               shall co-operate and negotiate in good faith to resolve any and all disputes;

                          2. In the event that such disputes cannot be settled amicably, the parties shall submit the dispute to
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                               arbitration under the rules of the Indonesian
                               National Board of Arbitration ("BANI").

Governing Law:            The agreement is governed by, construed and
                          interpreted in accordance with the laws of the Republic of Indonesia.
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